Exhibit 99.1
SXC HEALTH SOLUTIONS ANNOUNCES 2007 FOURTH
QUARTER AND YEAR-END FINANCIAL RESULTS
Lisle, Illinois, March 6, 2008, SXC Health Solutions Corp. (“SXC” or the “Company”) (NASDAQ: SXCI, TSX: SXC), announces its financial results for the three- and twelve-month periods ended December 31, 2007. Financial references are in U.S. dollars unless otherwise indicated.
2007 Financial Highlights (in millions, except per share data)

			%	Full Year	Full Year	%
	Q4-07	Q4-06	change	2007	2006	change
Total Revenue	$23.6M	$22.0M	+7%	$93.2M	$80.9M	+15%

Recurring revenue	$18.3M	$14.5M	+26%	$70.8M	$53.7M	+32%
Adjusted EBITDA	$7.4M	$5.7M	+30%	$22.3M	$22.1M	+1%
Adjusted EBITDA (%)	31%	26%		24%	27%
Net income before tax	$6.4M	$5.1M	+25%	$18.3M	$16.3M	+12%
Net income	$3.8M	$3.3M	+15%	$13.2M	$13.5M	-2%

Earnings per share (f/d)	$0.18	$0.15	+20%	$0.61	$0.69	-12%

Transaction volume	106.1M	92.4M	+15%	404.4M	310.2M	+30%
Cash				$90.9M	$70.9M	+28%
2007 Operational Highlights
•
awarded a $6.9 million multi-year contract to provide Pharmacy Benefit Management (“PBM”) and pharmacy network services for the Department of Veterans Affairs, Health Administration Center (HAC) in Denver, Colorado

•	renewed a multi-year contract with MemberHealth, Inc. an innovative PBM and major Medicare Part D provider

•	entered into a five-year transaction processing contract renewal with CatalystRx

•	added William J. Davis, Steven D. Cosler, Anthony R. Masso, and Curtis J. Thorne to the Board of Directors
“In 2007, we generated solid growth in our PBM services and transaction processing segments, and underwent an organizational re-alignment to further enhance our growth prospects and optimize our cost structure,” said Gordon S. Glenn, Chairman and CEO of SXC. “We believe we have a unique business model capable of servicing a broad range of organizations grappling with rising drug costs and a desire to deliver innovative services to their health plan members. Our goal is to establish SXC as the leader in Pharmacy Spend Management, and in 2008 we will continue to explore opportunities to add to our comprehensive suite of technology and benefits-management services and to ensure those services can be delivered in a flexible and transparent pricing model.”
Subsequent to Year-End
SXC and National Medical Health Card Systems, Inc. (NASDAQ: NMHC) announced on February 26, 2008, that the two companies had entered into a definitive agreement for SXC to acquire NMHC. The purchase price will be funded with a combination of cash and SXC stock, resulting in a transaction value of approximately $143 million, or an estimated $11.00 per share of NMHC. For more detail on this transaction, please visit: www.sxc.com
“This transaction brings together the highly complementary capabilities of SXC’s PBM technology expertise and NMHC’s leadership in traditional PBM services,” said Mark Thierer, President and COO of SXC. “The combination is expected to give us a broader and more competitive set of technical, contracting and clinical services to offer all our customers and prospects — from those interested only in our claims processing technology to those who seek our full-service pharmacy benefits management including mail order and specialty pharmacy.”

Financial Review
Total revenue for Q4 2007 was $23.6 million, an increase of $1.6 million, or 7%, from $22.0 million in Q4 2006. Fiscal 2007 revenue was $93.2 million, a 15% increase over fiscal 2006. Revenue growth for Q4 and fiscal 2007 was driven primarily by an increase in transaction processing activity from the Company’s PBM business which was offset in part by a reduction in system sales and consulting related activity during the same periods of the prior year.
Recurring revenue was $18.3 million in Q4 2007, up 26% compared to $14.5 million for the same period last year. Recurring revenue consisted of transaction processing revenue of $14.2 million, up 34% from $10.6 million for Q4 2006, and maintenance revenue of $4.1 million, up 6% from $3.9 million in Q4 2006. Overall, recurring revenue accounted for 78% of total revenue in Q4 2007, compared to 66% in Q4 2006. Driven by growth in its PBM services business, SXC’s transaction volume increased 15% from 92.4 million in Q4 2006 to 106.1 million in Q4 2007. For 2007, transaction volume was 404.4 million, up 30% from 310.2 million in 2006.
Recurring revenue for fiscal 2007 was $70.8 million, up 32% compared to $53.7 million for the same period last year. For fiscal 2007, recurring revenue consisted of transaction processing revenue of $54.3 million, up 40% from $38.8 million last year, and maintenance revenue of $16.5 million, up 10% from last year. Overall, recurring revenue accounted for 76% of total fiscal 2007 revenue, compared to 66% in fiscal 2006.
Non-recurring revenue was $5.2 million for Q4 2007 compared to $7.5 million in Q4 2006. Non-recurring revenue consisted of system sales revenue of $1.2 million, down from $2.8 million last year, and professional service revenue of $4.0 million, down 14% from $4.7 million in Q4 2006. This reduction reflects the continued slowing of new claim processing only licenses as new clients focus on a full service outsourced model.
Fiscal 2007 non-recurring revenue was $22.4 million, compared to $27.2 million in the same period last year. For fiscal 2007, non-recurring revenue consisted of system sales revenue of $8.4 million, down 19% from $10.3 million last year, and professional service revenue of $14.0 million, down 17% from $16.9 million last year. Non-recurring revenue for 2006 was bolstered by professional services for the implementation of Medicare Part D programs for the Company’s customers. The reduction of these professional services provided during 2007 resulted in a decrease in non-recurring revenue for the year ended December 31, 2007 as compared to the same period last year.
Gross profit margin in Q4 2007 was 58% compared to 56% for the same period last year. Fiscal 2007 gross profit margin was 57%, compared to 58% last year. Gross profit margin was relatively consistent year-over-year as the decrease in lower system sales, the majority of which is comprised of high margin upgrades to existing license customers, was largely offset by an increase in higher-margin transaction processing revenue. Cost of revenue in 2007 included $1.5 million of depreciation expense related to the Company’s data center operations, compared to $0.9 million in 2006. This increase resulted from an expansion of the data center capacity to support the higher transaction processing volume.
In the accompanying consolidated statement of operations, 2007 stock-based compensation expense was allocated to cost of revenue, product development expense and SG&A, in the amount of $0.3 million, $0.3 million and $2.5 million, respectively. This compares to the allocation in 2006 to cost of revenue, product development expense and SG&A, in the amount of $0.4 million, $0.2 million, and $1.4 million, respectively.
Q4 2007 product development expenses were $1.3 million, or 5.7% of revenue, compared to $2.3 million, or 10.3% of revenue, in Q4 2006. Fiscal 2007 product development expenses were $9.3 million, or 10% of revenue, compared to $8.9 million, or 11% of revenue, in the same period last year. Product development costs for 2007 were reduced in the fourth quarter by $0.9 million due to the successful application of scientific research and education (SRED) credits related to previous years. For U.S. GAAP presentation purposes, the SRED credit will be a reduction of the company’s effective tax rate compared to a reduction of product development expense for Canadian GAAP purposes.

Q4 2007 selling, general and administrative (SG&A) expenses were $6.0 million, or 26% of revenue, inclusive of $0.6 million of non-cash stock compensation charges, compared with $5.1 million, or 23% of revenue, inclusive of $0.4 million in non-cash stock compensation charges, in Q4 2006. Fiscal 2007 SG&A expenses were $26.6 million, or 29% of revenue, compared to $18.7 million, or 23% of revenue, in the same period last year. SG&A costs for 2007 included severance costs of approximately $0.3 million, resulting from the Company’s re-alignment plan announced, at the end of Q3 2007. The Company reduced its workforce in the third quarter of 2007 by approximately 7%, of which a portion will be re-deployed to support the fastest growing areas of the Company’s business. SG&A costs also increased due to the addition of new sales, marketing, finance and administration resources to support the growth of the Company’s operations.
Adjusted EBITDA1 for Q4 2007 was $7.4 million, or 31% of revenue, compared to $5.7 million, or 26% of revenue, for the same period of 2006. For fiscal 2007, Adjusted EBITDA was $22.3 million, or 24% of revenue, compared to $22.1 million, or 27% of revenue, in fiscal 2006. Year-over-year, lower Adjusted EBITDA reflects the decrease in high margin systems sales revenue, expense increases in legal, product development and SG&A, and $0.7 million in severance charges, partially offset by the increase in transaction processing revenue.
Income before income taxes was $6.4 million in Q4 2007, up 24% compared to $5.1 million in Q4 2006. Fiscal 2007 income before income taxes was $18.3 million, compared to $16.3 million last year. In fiscal 2006, SXC incurred a blended tax rate of approximately 17%, while in fiscal 2007, the Company incurred a tax rate of 28%.
SXC reported net income of $3.8 million, or $0.18 per share (fully-diluted), in Q4 2007, up 20% from $3.3 million, or $0.15 per share (fully-diluted), for the same period last year. Q4 2007 net income increased $0.5 million primarily due to an increase in gross profit of $1.2 million, net interest income of $0.3 million, and a decrease in product development costs of $0.9 million. This was partially offset by an increase of depreciation and amortization to $0.2 million, and income taxes of $0.7 million.
For fiscal 2007, SXC reported net income of $13.2 million, or $0.61 per share, compared to net income of $13.5 million, or $0.69 per share, in fiscal 2006. Net income decreased $0.3 million primarily due to a $2.3 million increase in income tax expense and an $8.4 million increase in expenses, offset by a $3.5 million increase in net interest income and a $6.7 million increase in gross profit. Also, diluted earnings per share decreased due to additional shares included in the weighted average number of common shares outstanding as compared to fiscal 2006.
Liquidity and Resources
SXC has a strong balance sheet from which to pursue its growth initiatives. At December 31, 2007, the Company had cash and cash-equivalents of $90.9 million, up $20.0 million from $70.9 million at December 31, 2006.
SXC also continues to generate strong cash from operations. In fiscal 2007, the Company generated cash from operations of approximately $22.2 million, compared to $18.0 million of cash from operations generated in fiscal 2006. The Company’s quarterly cash flows can be impacted by the timing of pharmacy deposit and rebate payments it receives for certain customers, and as a result, SXC measures its cash from operations performance on a year-to-date basis. Net of pharmacy deposits and rebates payments, fiscal 2007 cash from operations was approximately $23.1 million, and fiscal 2006 cash from operations, net of pharmacy deposits and rebate payments, was approximately $13.8 million.

2008 Financial Guidance
SXC’s stand-alone guidance for fiscal 2008:
•	Consolidated revenue of $97-$103 million

•	Adjusted EBITDA of $23-$25 million

•	Net income before tax of $19.0 to $21.0 million

•	Based on an expected tax rate of 32-34%, the Company expects EPS (fully-diluted) of $0.58 to $0.64.
This guidance will be adjusted upon completion of the acquisition of NMHC, which is expected to occur in the second quarter of 2008.
Notice of Conference Call
SXC will host a conference call on March 6, 2008 at 8:30AM (ET) to discuss its fourth quarter and year-end 2007 financial results. Mr. Gordon S. Glenn, Chairman and CEO, will host the call. To participate on the call, please dial 416-644-3420 or 1-800-731-5319. A replay of the call can be heard by dialling 416-640-1917 or 1-877-289-8525 and entering the reference code 21263941. The taped call will be available until March 13, 2008.
A live audio webcast of the call will be available at www.sxc.com and www.newswire.ca. Webcast attendees are welcome to listen to the conference in real-time or on-demand at your convenience.

1Non-GAAP Financial Measures
SXC reports its financial results in accordance with Canadian generally accepted accounting principles (“GAAP”). SXC’s management also evaluates and makes operating decisions using various other measures. One such measure is adjusted EBITDA, which is a non-GAAP financial measure. SXC’s management believes that this measure provides useful supplemental information regarding the performance of SXC’s business operations.
Adjusted EBITDA is a non-GAAP measure that management believes is a useful supplemental measure of operating performance prior to net interest income (expense), income taxes, depreciation, amortization, stock-based compensation, debt service, and certain other one-time charges. Management believes it is useful to exclude depreciation, amortization and net interest income (expense) as these are essentially fixed amounts that cannot be influenced by management in the short term. In addition, management believes it is useful to exclude stock-based compensation as this is not a cash expense. Lastly, debt service and certain other one-time charges (including lease termination charges and losses on disposals of capital assets) are excluded as these are not recurring items.
Management believes that Adjusted EBITDA provides useful supplemental information to management and investors regarding the performance of the Company’s business operations and facilitates comparisons to its historical operating results. Management also uses this information internally for forecasting and budgeting as it believes that the measure is indicative of the Company’s core operating results. Note however, that Adjusted EBITDA is a performance measure only, and it does not provide any measure of the Company’s cash flow or liquidity. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance in accordance with GAAP, and investors and potential investors are encouraged to review the reconciliation of Adjusted EBITDA.
Adjusted EBITDA does not have a standardized meaning prescribed by GAAP. The Company’s method of calculating Adjusted EBITDA may differ from the methods used by other companies and, accordingly, it may not be comparable to similarly titled measures used by other companies. Reconciliation of Adjusted EBITDA to net income is shown below (in thousands):

	For the three months ended		For the twelve months ended
	December 31,		December 31,
	2007	2006	2007	2006
	(unaudited)

Adjusted EBITDA	$7,399	$5,701	$22,271	$22,106

Depreciation	(1,052)	(569)	(3,994)	(2,519)
Amortization	(396)	(396)	(1,584)	(1,584)
Stock-based compensation	(800)	(573)	(3,069)	(1,958)
Net loss on disposal of assets	—	—	(133)	—
Lease termination	—	—	—	(758)
Other income (expense)	(19)	3	221	(18)
Interest income (expense), net	1,230	966	4,578	1,074
Income tax recovery (expense)	(2,549)	(1,841)	(5,126)	(2,816)

Net Income	$3,813	$3,291	$13,164	$13,527

About SXC Health Solutions Corp.
SXC Health Solutions Corp. (formerly Systems Xcellence, Inc.) is a leading provider of pharmacy benefits management (PBM) services and healthcare IT solutions to the healthcare benefits management industry. The Company’s product offerings and solutions combine a wide range of software applications, application service provider (ASP) processing services and professional services, designed for many of the largest organizations in the pharmaceutical supply chain, such as Federal, provincial, and, state and local governments, pharmacy benefit managers, managed care organizations, retail pharmacy chains and other healthcare intermediaries. SXC is based in Lisle, Illinois with locations in; Scottsdale, Arizona; Warminster, Pennsylvania; Alpharetta, Georgia; Milton, Ontario and Victoria, British Columbia. For more information please visit www.sxc.com.
Forward-Looking Statements
Certain statements included herein, including those that express management’s expectations or estimates of our future performance, constitute “forward-looking statements” within the meaning of applicable securities laws. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management at this time, are inherently subject to significant business, economic and competitive uncertainties and contingencies. We caution that such forward-looking statements involve known and unknown risks, uncertainties and other risks that may cause our actual financial results, performance, or achievements to be materially different from our estimated future results, performance or achievements expressed or implied by those forward-looking statements. Numerous factors could cause actual results to differ materially from those in the forward-looking statements, including without limitation, our ability to achieve increased market acceptance for our product offerings and penetrate new markets; consolidation in the healthcare industry; the existence of undetected errors or similar problems in our software products; our ability to identify and complete acquisitions, manage our growth and integrate acquisitions; our ability to compete successfully; potential liability for the use of incorrect or incomplete data; the length of the sales cycle for our healthcare software solutions; interruption of our operations due to outside sources; our dependence on key customers; maintaining our intellectual property rights and litigation involving intellectual property rights; our ability to obtain, use or successfully integrate third-party licensed technology; compliance with existing laws, regulations and industry initiatives and future change in laws or regulations in the healthcare industry; breach of our security by third parties; our dependence on the expertise of our key personnel; our access to sufficient capital to fund our future requirements; and potential write-offs of goodwill or other intangible assets. This list is not exhaustive of the factors that may affect any of our forward-looking statements. Other factors that should be considered are discussed from time to time in SXC’s filings with the Canadian Securities Administrators, including the risks and uncertainties discussed in our 2006 Annual Report dated March 23, 2007, which is available at www.sedar.com. Investors are cautioned not to put undue reliance on forward-looking statements. All subsequent written and oral forward-looking statements attributable to SXC or persons acting on our behalf are expressly qualified in their entirety by this notice. We disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.
Certain of the assumptions made in preparing forward-looking information and management’s expectations include: maintenance of our existing customers and contracts, our ability to market our products successfully to anticipated customers, the impact of increasing competition, the growth of prescription drug utilization rates at predicted levels, the retention of our key personnel, our customers continuing to process transactions at historical levels, that our systems will not be interrupted for any significant period of time, that our products will perform free of major errors, our ability to obtain financing on acceptable terms and that there will be no significant changes in the regulation of our business.
For more information, please contact:

Jeff Park	Dave Mason	Susan Noonan
Chief Financial Officer	Investor Relations — Canada	Investor Relations — U.S.
SXC Health Solutions Corp.	The Equicom Group Inc.	The SAN Group, LLC
Tel: (630) 577-3206	416-815-0700 ext. 237	(212) 966-3650
investors@sxc.com	dmason@equicomgroup.com	susan@sanoonan.com

SXC HEALTH SOLUTIONS CORP.
Consolidated Balance Sheets
(in thousands)

	December 31,
	2007	2006
	(All amounts are in US dollars)
ASSETS

Current assets
Cash and cash equivalents	$90,929	$70,943
Accounts receivable, net of allowance for doubtful accounts of $605 (2006 - $214)	17,990	14,312
Unbilled revenue	1,195	1,976
Prepaid expenses	2,361	2,026
Inventory	242	260
Income tax recoverable	1,073	—
Future tax asset, current	3,246	2,360

Total current assets	117,036	91,877

Property, plant and equipment, net of accumulated depreciation of $13,004 (2006 - $10,055)	13,629	10,114
Goodwill	15,996	15,996
Other intangible assets, net of accumulated amortization of $4,734 (2006 - $3,150)	9,661	11,245
Future tax asset	2,066	1,992

Total assets	$158,388	$131,224

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$2,977	$655
Salaries and wages payable	2,909	4,183
Income taxes payable	—	594
Accrued liabilities, current	4,807	3,457
Pharmacy benefit management rebates payable	1,133	1,173
Pharmacy benefit claim payments payable	2,059	2,964
Deferred revenue, current	6,750	3,242

Total current liabilities	20,635	16,268

Accrued liabilities	562	—
Deferred revenue	223	—
Deferred lease inducements	3,222	3,169
Deferred rent	1,087	297

Total liabilities	25,729	19,734

Shareholders’ equity
Capital stock	103,520	99,840
Contributed surplus	8,743	4,418
Retained earnings	20,396	7,232

Total shareholders’ equity	132,659	111,490

Total liabilities and shareholders’ equity	$158,388	$131,224

SXC HEALTH SOLUTIONS CORP.
Consolidated Statements of Operations
(in thousands except share data)

	Three months ended		Years ended December 31,
	2007	2006	2007	2006

Revenue:
Transaction processing	$14,167	$10,607	$54,273	$38,767
Maintenance	4,145	3,900	16,476	14,931
Professional services	4,030	4,684	14,031	16,915
System sales	1,210	2,821	8,391	10,310

Total revenue	23,552	22,012	93,171	80,923

Cost of revenue	9,975	9,668	39,598	34,053

Gross profit	13,577	12,344	53,573	46,870

Expenses:
Product development costs, net of investment tax credits of $875 (2006 and 2005 - nil)	1,334	2,272	9,334	8,870
Selling, general and administration	6,039	5,070	26,555	18,740
Depreciation of property, plant and equipment	657	443	2,476	1,631
Amortization of intangible assets	396	396	1,584	1,584
Lease termination	—	—	—	758

	8,426	8,181	39,949	31,583

Operating income	5,151	4,163	13,624	15,287

Interest income	(1,255)	(996)	(4,690)	(2,941)
Interest expense	25	30	112	1,867

Net interest income	(1,230)	(966)	(4,578)	(1,074)

Net loss (gain) on disposal of capital assets	—	—	133	—
Other (income) expense	19	(3)	(221)	18

Income before income taxes	6,362	5,132	18,290	16,343

Income tax expense (recovery):
Current	2,178	3,753	5,211	6,488
Future	371	(1,912)	(85)	(3,672)

	2,549	1,841	5,126	2,816

Net income and comprehensive income	$3,813	$3,291	$13,164	$13,527

Earnings per share:
Basic	$0.18	$0.16	$0.63	$0.72
Diluted	$0.18	$0.15	$0.61	$0.69

SXC HEALTH SOLUTIONS CORP.
Consolidated Statements of Cash Flows
(in thousands)

	Three months ended December 31,		Years ended December 31,
	2007	2006	2007	2006

Cash flow from operations:
Net income	$3,813	$3,291	$13,164	$13,527
Items not involving cash, net of effects from acquisition:
Stock-based compensation	800	573	3,069	1,958
Depreciation of property, plant and equipment	1,052	569	3,994	2,519
Amortization of intangible assets	396	396	1,584	1,584
Deferred lease inducements and rent	(16)	298	452	298
Deferred charges — long-term debt	—	—	—	788
Loss (gain) on disposal of property, plant and equipment	—	—	133	—
Future tax asset	(435)	(1,912)	(960)	(3,672)
(Gain) loss on foreign exchange	(2)	10	(152)	6
Cash received for lease inducement	—	—	—	758
Changes in operating assets and liabilities:
Accounts receivable	204	(273)	(3,678)	(5,662)
Unbilled revenue	94	354	781	(974)
Prepaid expenses	(345)	(417)	(335)	(835)
Inventory	40	(13)	18	177
Income tax receivable	1,316	—	(1,073)	—
Income taxes payable	—	1,391	(594)	404
Accounts payable	1,296	(447)	2,322	(111)
Accrued liabilities	305	2,024	638	2,940
Deferred revenue	3,259	113	3,731	111
Pharmacy benefit claim payments payable	(228)	2,529	(905)	3,021
Pharmacy benefit management rebates payable	(1,133)	1,165	(40)	1,173

Net cash provided by operations	10,416	9,650	22,149	18,010

Cash flow from investing activities:
Purchase of property, plant and equipment	(941)	(4,176)	(7,651)	(8,887)
Lease inducements received	—	2,442	391	2,442
Proceeds from disposal of property, plant and equipment	—	—	9	—

Net cash used in investing activities	(941)	(1,734)	(7,251)	(6,445)

Cash flow from financing activities:
Proceeds from exercise of options	329	213	2,531	421
Tax benefit on option exercises	9	1,433	2,405	1,433
Proceeds from public offering, net of costs of issuance	—	(52)	—	34,680
Repayment of debt	—	—	—	(13,102)

Net cash provided by financing activities	338	1,594	4,936	23,432

Effect of foreign exchange on cash balances	2	(10)	152	(6)

Increase in cash and cash equivalents	9,815	9,501	19,986	34,991

Cash and cash equivalents, beginning of period	81,114	61,442	70,943	35,952

Cash and cash equivalents, end of period	$90,929	$70,943	$90,929	$70,943